INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Post-Effective Amendment No. 1 to Registration Statement No. 33-55185 of Ferrellgas Partners, L.P. on Form S-4 to Form S-1, in Amendment No. 1 to Registration Statement No. 333-71111 of Ferrellgas Partners, L.P. and Ferrellgas Partners Finance Corp. on Form S-3, and in Registration Statement No. 333-87633 of Ferrellgas Partners, L.P. on Form S-8 of our reports dated September 14, 2000, appearing in the Annual Report on Form 10-K of Ferrellgas Partners, L.P. and Ferrellgas Partners Finance Corp. for the year ended July 31, 2000.


/s/ DELOITTE & TOUCHE LLP
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DELOITTE & TOUCHE LLP
Kansas City, Missouri
October 23, 2000